[K&S DRAFT 10-25-96]
                                                             EXHIBIT 5.01B - 2


                     [Form of Opinion of Catherine E. Shively, Senior Counsel
                                             of PSNH]


                                      ____________ __, 1996


To each of the Lenders and Co-Agents
parties to the Credit Agreement referred to below and to Citibank, N.A.
 as Administrative Agent under
such Credit Agreement


Ladies and Gentlemen:

        I am a Senior Counsel of Public Service Company of New Hampshire ('PSNH'). This opinion is furnished to you pursuant to Section 5.01(a)(viii)(B) of the Credit Agreement dated as of ___________ __, 1996 (the 'CREDIT AGREEMENT') among Northeast Utilities ('NU'), The Connecticut Power and Light Company ('CL&P') and Western Massachusetts Electric Company ('WMECO'; NU, CL&P and WMECO, each being a 'BORROWER', and collectively, the 'BORROWERS') the Banks and Co-Agents named therein and Citibank, N.A. as Administrative Agent for the Lenders thereunder. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

        I have examined a counterpart of the Credit Agreement marked 'Execution Copy' and the forms of Notes attached thereto as Exhibits, together with the originals, or copies certified to my satisfaction, of such corporate or other similar records of PSNH and North Atlantic Energy Corporation ('NAEC'), certificates of public officials and of officers of PSNH and NAEC, and such other agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. In my examination of such agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

        I am qualified to practice law in the State of New Hampshire, and for purposes of this opinion I do not purport to be an expert on any laws other than the laws of the State of New Hampshire, including any political subdivision thereof.

        Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

        1. Each of PSNH and NAEC is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire, has the requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and is duly qualified to do business in, and is in good standing in, all other jurisdictions where the nature of its business or the nature of property owned or used by it makes such qualification necessary.

        2. There is no action or proceeding (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations) pending or, to the best of my knowledge, threatened affecting PSNH, NAEC or their respective properties before any court, governmental agency or arbitrator as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect the financial condition, properties or operations of PSNH or NAEC, except as is described in NU's Disclosure Documents or in
Schedule II to the Credit Agreement.

        3. Each of PSNH and NAEC has obtained or made all Governmental Approvals referred to in clause(ii) of the definition thereof contained in the Credit Agreement except (i)those which are not yet required but which are obtainable in the ordinary course of business as and when required, (ii)those the absence of which would not materially adversely affect the financial condition, properties or operations of PSNH or NAEC, as the case may be, and
(iii)those which PSNH or NAEC, as the case may be, is diligently attempting in good faith to obtain, renew or extend, or the requirement for which PSNH or NAEC, as the case may be, is contesting in good faith by appropriate proceedings or by other appropriate means; in each case described in the foregoing clause(iii), except as is described in NU's Disclosure Documents such attempt or contest, and any delay resulting therefrom, is not reasonably expected to have a material adverse effect on the financial condition, properties or operations of PSNH or NAEC, as the case may be, or to magnify to any significant degree any such material adverse effect that would reasonably be expected to result from the absence of such Governmental Approval.


        I am aware that Day, Berry & Howard, Jeffrey C. Miller and King & Spalding may rely upon the opinions set forth herein in rendering their opinions furnished pursuant to Sections 5.01(a)(viii)(A), (B) and (C), respectively, of the Credit Agreement, and I hereby authorize such reliance.

                                       Very truly yours,
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